EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

        The Limited, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST: That at a meeting of the Board of Directors of said corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of stockholders for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Section 1 of Article Fourth of the Certificate of Incorporation be amended to read in its entirety as follows:

Section 1. Capital Stock. The Corporation shall be authorized to issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares which the Corporation shall have authority to issue is One Billion Ten Million (1,010,000,000); the total number of shares of Preferred Stock shall be Ten Million (10,000,000) and each such share shall have a par value of One Dollar ($1.00); and the total number of shares of Common Stock shall be One Billion (1,000,000,000) and each such share shall have a par value of Fifty Cents ($.50).

        SECOND: That thereafter, pursuant to a resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

        THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

                IN WITNESS WHEREOF, The Limited, Inc. has caused this certificate to be signed by Samuel P. Fried, its Senior Vice President, General Counsel and Secretary, and attested by Douglas L. Williams, its Assistant Secretary, this 31st day of May 2001.

THE LIMITED, INC.

		By:	/s/ Samuel P. Fried

Samuel P. Fried Senior Vice President General Counsel and Secretary

ATTEST

By:	/s/ Douglas L. Williams

Douglas L. Williams Assistant Secretary